h(10)

                          SUB-ADMINISTRATION AGREEMENT

This Amendment dated as of September 16, 1999, is entered into by ABN AMRO FUND SERVICES, INC. (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group").

         WHEREAS,  the Company and Investor  Services  Group have entered into a
Sub-Administration   Agreement   dated  as  of  July  1,  1998  (as  amended  or
supplemented, the "Agreement"); and

         WHEREAS, the Company and Investor Services Group wish to amend the Agreement to revise the description of services to be provided by Investor Services Group to the Company and related matters;

         NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

         I.       The following is hereby added to Schedule D of the Agreement:

Sales Support Services

Sales literature review and recommendations for compliance with NASD and SEC rules and regulations Preparation of training materials for use by personnel of the Company or the Adviser Preparation of ongoing compliance updates Coordination of registration of the Fund with National Securities Clearing Corp. ("NSCC") and filing required Fund/SERV reports with NSCC Provision of advice and counsel to the Company with respect to regulatory matters, including monitoring regulatory and legislative developments that may affect the Company Assistance in the preparation of quarterly board materials with regard to sales and other distribution related data reasonably requested by the board

II. This Amendment shall become effective immediately upon the consummation of the acquisition of Investor Services Group by a subsidiary of PNC Bank Corp., which the parties anticipate to occur on or about December 1, 1999.

         III. Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.


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         IN WITNESS WHEREOF,  the undersigned have executed this Amendment as of the date and year first written above.

                          ABN AMRO FUND SERVICES, INC.

                             By: /s/ Steven A. Smith


                          FIRST DATA INVESTOR SERVICES
                                   GROUP, INC.

                             By: /s/ Jylanne Dunne


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